EXHIBIT 11


                       HOST MARRIOTT SERVICES CORPORATION
                   COMPUTATIONS OF INCOME PER COMMON SHARE (1)
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                                    1997                               1996
                                                        ------------------------------    -------------------------------
                                                           BASIC         DILUTED              BASIC          DILUTED
------------------------------------------------------- ------------ ----------------- -- -------------- ----------------

Net income available to common shareholders                   $20.8             $20.8             $14.3            $14.3
------------------------------------------------------- ------------ ----------------- -- -------------- ----------------

Shares:
   Weighted average number of common
      shares outstanding                                       34.6              34.6              33.4             33.4
   Assuming distribution of shares issuable for Host
      Marriott Corporation warrants, less
      shares assumed purchased at applicable
      market (1)                                                ---               ---               ---              0.5
   Assuming distribution of shares issuable for
      employee stock options, less shares assumed
      purchased at applicable market (1)                        ---               0.4               ---              0.2
   Assuming distribution of shares issuable for Host
      Marriott Corporation stock options held by
      Marriott International employees, less shares
      assumed purchased at applicable market (1)                ---               1.0               ---              1.0
   Assuming distribution of shares issuable for Host
      Marriott Corporation deferred stock held by
      Marriott International employees, less shares
      assumed purchased at applicable market (1)                ---               0.2               ---              0.2
   Assuming distribution of shares reserved under
      employee stock purchase plan, based on
      withholdings to date, less shares assumed
      purchased at applicable market (1)                        ---               ---               ---              0.1
   Assuming distribution of shares granted under
      deferred stock incentive plan, less shares
      assumed purchased at applicable market (1)                ---               0.3               ---              0.2
------------------------------------------------------- ------------ ----------------- -- -------------- ----------------
Total weighted average common shares outstanding               34.6              36.5              33.4             35.6
------------------------------------------------------- ------------ ----------------- -- -------------- ----------------

Income per common share                                       $0.60             $0.57             $0.43            $0.40
------------------------------------------------------- ------------ ----------------- -- -------------- ----------------

(1) The applicable market price for diluted income per common share equals the average market price for the fiscal year.


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